PROMISSORY NOTE

     For value received, Gary Kimmons and GK Intelligent Systems, MC ("GK"), promises to pay BDO Seidman, LLP ("BDO") the sum of $85,000. This sum is payable on or before March 1, 2002. Should GK default on any such payment, then GK will pay BDO 20% of the amount then outstanding in addition to all other payments due. BDO also will be entitled to 18% interest per annum running from the time of default on the entire remaining outstanding amount due hereunder including the 20% penalty payment.

     In the event of a default, Gary Kimmons and GK Intelligent Systems, MC ("GK") will be liable for all costs of collection including, but not limited to, attorney's fees.

     All obligations shall become immediately due and payable upon demand at the option of the holder whenever he shall deem himself insecure.

     Failure to insist on timely payment of any installment hereunder does not constitute a waiver of timely payment of any other installment called for under this note.

     Gary Kimmons and GK Intelligent Systems, MC ("GK") hereby waives demand, presentment of payment, notice of non-payment and protest.

     Gary Kimmons and GK Intelligent Systems, MC ("GK")


         By: /S/ Gary Kimmons

Sworn to and subscribed before me this 2 day of June 2002

Amanda Blanke
Notary Public